EXHIBIT 4.6

Metal Storm Ltd

James Michael O’Dwyer

Separation Agreement

© Corrs Chambers Westgarth

Contents

1	Interpretation		1

	1.1	Definitions	1
	1.2	Construction	3
	1.3	Headings	4

2	Termination		4

	2.1	Employment & Consultancy	4
	2.2	Transfer of Assets	4
	2.3	Resignation of Directorship	4

3	Advisory and Consultancy Services		5

	3.1	O’Dwyer to provide certain advisory and consultancy services	5
	3.2	Payment of Reasonable Expenses	5

4	Release		5

	4.1	Release	5
	4.2	This document a bar	5

5	IP Rights		5

	5.1	Acknowledgement–existing rights	5
	5.2	Assignment–existing rights	6
	5.3	Acknowledgement–future rights	6
	5.4	Assignment–future rights	6
	5.5	Other entities	6
	5.6	Further assurance and power of attorney	6
	5.7	Warranties	6

6	Confidentiality		7

	6.1	Acknowledgement	7
	6.2	Confidentiality	7

7	Restraint		7

	7.1	Restraint	7
	7.2	Construction of restraint clause	8
	7.3	Exception	8
	7.4	No adverse public statements	8

8	Acknowledgement		8

9	Availability of injunction proceedings		8

10	Consideration		9

11	Notices		9

	11.1	General	9
	11.2	How to give a communication	9
	11.3	Particulars for delivery of notices	9
	11.4	Communications by post	9
	11.5	Communications by fax	9

Page i

	11.6	After hours communications	10
	11.7	Process service	10

12	General		10

	12.1	GST	10
	12.2	Legal costs	10
	12.3	Amendment	10
	12.4	Waiver and exercise of rights	10
	12.5	Rights cumulative	11
	12.6	Consents	11
	12.7	Further steps	11
	12.8	Governing law and jurisdiction	11
	12.9	Assignment	11
	12.10	Liability	11
	12.11	Counterparts	11
	12.12	Entire understanding	11
	12.13	Relationship of parties	12

Schedule 1 - ASSETS			13

Page ii

Date

Parties

Metal Storm Ltd ACN 064 270 006 of Level 34, Central Plaza One, 345 Queen Street, Brisbane Qld 4000 (Metal Storm)

James Michael O’Dwyer of Unit 162, Admiralty Quays, 32 Macrossan Street, Brisbane Qld 4000 (O’Dwyer)

Background

A	O’Dwyer has been an employee of, and is a consultant to and director of, Metal Storm.

B	O’Dwyer and Metal Storm have agreed to end all of their commercial relationships (except the shareholding allowed by clause 6.3 and the advisory role allowed in clause 3.1) on the Effective Date, and O’Dwyer has agreed to resign as a director of Metal Storm on the Effective Date, on the terms of this document.

Agreed terms

1	Interpretation

1.1	Definitions

In this document:

Business Day means a day which is not a Saturday, Sunday or bank or public holiday in Brisbane.

Confidential Information means all information (whether or not in a material form) that is not public and that relates in any way to:

(a)	the business interests, methodology or affairs of Metal Storm or any of its Related Bodies Corporate, or any person or entity with which it deals or is concerned; or

(b)	the Technical Field,

including (but not limited to) inventions, technical data, research and development information, business records, information, notes, products, know how, trade secrets, engineering or other data, designs, specifications, processes, formulae, manufacturing, planning or marketing procedures, techniques or information, accounting procedures or financial information, names and details of consumers, customers, suppliers, agents, alliance partners and joint venturers, and employee details.

Consultancy Contract means a contract between O’Dwyer (or an entity Controlled by O’Dwyer) and Metal Storm (or any of its Related Bodies Corporate) under which O’Dwyer is or was obliged to provide (or an entity was obliged to procure the provision by O’Dwyer of) consultancy services to Metal Storm (or any of its Related Bodies Corporate), but for the avoidance of doubt does not include the unpaid advisory and consulting services referred to in clause 3.1.

Control has the meaning given in the Corporations Act 2001 (Cth).

Effective Date means 8 February 2005.

IP Rights means any and all industrial and intellectual property rights of any kind including but not limited to:

(a)	patents, copyright, registered or unregistered trade marks, designs and EL rights;

(b)	any application or right to apply for registration of any of the rights in paragraph (a);

(c)	rights associated with confidential information and know-how; and

(d)	rights associated with business reputation and goodwill.

Projectile includes a container loaded with any substance or material that may or may not be explosive or kinetic.

Related Bodies Corporate has the meaning given in the Corporations Act 2001 (Cth).

Restrained Activity means:

(a)	seeking or attempting to seek the custom of any existing or potential Metal Storm client, customer, supplier, subcontractor or collaborator for a purpose in the Technical Field;

(b)	soliciting, interfering with or endeavouring to entice away any director, manager, officer, employee, servant of Metal Storm or its Related Bodies Corporate;

(c)	providing or acquiring or offering to provide or acquire any product or service in the Technical Field;

(d)	carrying on any research and development activity in the Technical Field (other than for the benefit of Metal Storm);

(e)	carrying on any business or activity in the Technical Field which is competitive with a business or activity which is, at the Effective Date or at any time after the Effective Date, carried on by Metal Storm or any of its Related Bodies Corporate; or

(f)	exercising any influence with any past or present customer of, supplier to, subcontractor of, or collaborator of, Metal Storm or its Related Bodies

Corporate which is in any way detrimental to the interests of Metal Storm or any of its Related Bodies Corporate.

Restraint Area means each of the following geographic areas determined by reference to circumstances prevailing on the Effective Date:

(a)	the world;

(b)	the United States of America, Canada, the European Union, Australia and the member nations of the North Atlantic Treaty Organisation;

(c)	the United States of America, Canada, the European Union and Australia;

(d)	the United States of America, Canada and Australia; and

(e)	Australia.

Restraint Period means, starting from the Effective Date:

(a)	48 months;

(b)	36 months;

(c)	24 months; and

(d)	12 months.

Technical Field means all or any of the following:

(a)	sequentially loading Projectiles and propellant in a barrel;

(b)	preventing propellant burn leaking past following Projectiles which might otherwise cause uncontrolled ignition of the following propellant;

(c)	maintaining Projectile separation between sequentially loaded Projectiles during firing;

(d)	loading multiple Projectiles sequentially in one cartridge; and

(e)	firing sequentially loaded Projectiles by electronic or other non mechanical means; and

(f)	any technology which is similar to or analogous to Metal Storm’s bullets and barrels technology.

Voting Power has the meaning given to it in the Corporations Act 2001 (Cth).

1.2	Construction

Unless expressed to the contrary, in this document:

(a)	words in the singular include the plural and vice versa;

(b)	any gender includes the other genders;

(c)	if a word or phrase is defined its other grammatical forms have corresponding meanings;

(d)	“includes” means includes without limitation;

(e)	no rule of construction will apply to a clause to the disadvantage of a party merely because that party put forward the clause or would otherwise benefit from it;

(f)	a reference to:

(i)	a person includes a partnership, joint venture, unincorporated association, corporation and a government or statutory body or authority;

(ii)	a person includes the person’s legal personal representatives, successors, assigns and persons substituted by novation;

(iii)	any legislation includes subordinate legislation under it and includes that legislation and subordinate legislation as modified or replaced; and

(iv)	an obligation includes a warranty or representation and a reference to a failure to comply with an obligation includes a breach of warranty or representation; and

(g)	if the date on or by which any act must be done under this document is not a Business Day, the act must be done on or by the next Business Day.

1.3	Headings

Headings do not affect the interpretation of this document.

2	Termination

2.1	Employment & Consultancy

On the Effective Date, any then existing:

(a)	contract of employment of O’Dwyer by Metal Storm; and

(b)	Consultancy Contract;

terminates, without any liability as between the parties to those contracts arising from that termination, and subject in any event to the release in clause 3.

2.2	Transfer of Assets

Metal Storm shall, within 5 Business Days after the Effective Date, transfer ownership of the assets referred to in Schedule 1 by delivery to O’Dwyer in full and final satisfaction of Metal Storm’s obligation to pay salary or other fees to O’Dwyer in respect of the period from 1 January 2005 to the Effective Date.

2.3	Resignation of Directorship

O’Dwyer resigns as a director of Metal Storm with effect from the Effective Date.

3	Advisory and Consultancy Services

3.1	O’Dwyer to provide certain advisory and consultancy services

For a period of 2 years from the Effective Date, Metal Storm may request O’Dwyer to provide advisory and consultancy services to it from time to time and O’Dwyer shall, to the extent that the request is reasonable and within his capability, provide those services on an unpaid basis. The parties acknowledge that if Metal Storm wishes to engage Mr O’Dwyer to provide services that will require a significant amount of O’Dwyer’s time, the parties will discuss the commercial terms (including payments) on which they will do so.

3.2	Payment of Reasonable Expenses

Where O’Dwyer performs unpaid services at the request of Metal Storm under clause 3.1, Metal Storm will pay the reasonable expenses incurred by O’Dwyer with the prior consent of Metal Storm (which shall not be unreasonably withheld) in the course of performing those services. Metal Storm will pay such expenses within a reasonable time after receipt of evidence reasonably satisfactory to Metal Storm of the incurring of the expenses.

4	Release

4.1	Release

On the Effective Date, O’Dwyer releases and discharges Metal Storm, its Related Bodies Corporate, employees, officers, directors, servants and agents (Those Released) from any claims which O’Dwyer has or which but for this document could, would or might at any time hereafter have or have had against any of Those Released in relation to:

(a)	his employment by Metal Storm;

(b)	his directorship of Metal Storm;

(c)	any Consultancy Contract; or

(d)	any IP Rights or Confidential Information referred to in this document.

4.2	This document a bar

This document may be pleaded by any of Those Released in bar to any action by O’Dwyer for enforcement of any of the rights or claims which are in this document released.

5	IP Rights

5.1	Acknowledgement–existing rights

O’Dwyer acknowledges that all of the IP Rights developed by O’Dwyer:

(a)	relating to the Technical Field at any time prior to the Effective Date, (whether prior to, during or after O’Dwyer’s employment or engagement by Metal Storm); or

(b)	pursuant to or in the course of O’Dwyer’s employment by, directorship of or consultancy to Metal Storm or its Related Bodies Corporate,

are the sole and exclusive property of Metal Storm.

5.2	Assignment–existing rights

For the sake of clarity, to the extent he has not previously done so, O’Dwyer hereby assigns to Metal Storm, without the need for further assurance, the IP Rights referred to in clause 5.1;

5.3	Acknowledgement–future rights

O’Dwyer acknowledges that any and all IP Rights developed by O’Dwyer, in the Technical Field, at any time after the Effective Date, will be the sole and exclusive property of Metal Storm.

5.4	Assignment–future rights

O’Dwyer hereby assigns to Metal Storm, without the need for further assurance, the IP Rights referred to in clause 5.3.

5.5	Other entities

O’Dwyer shall ensure that any entity over which he has Control, and which for any reason comes to own any right, title or interest in any of the IP Rights referred to in clauses 5.1 or 5.3, assigns any such rights forthwith to Metal Storm.

5.6	Further assurance and power of attorney

O’Dwyer shall sign all documents and do all acts and things which are, in Metal Storm’s reasonable opinion, necessary or desirable to achieve or perfect any of the transactions referred to in clauses 5.1 to 5.5 inclusive.

O’Dwyer hereby appoints Metal Storm as his attorney to sign any document on his behalf, or to do any other act or thing on his behalf, which, in Metal Storm’s reasonable opinion, is necessary or desirable to achieve or perfect any of the transactions referred to in clauses 5.1 to 5.5 inclusive.

5.7	Warranties

O’Dwyer warrants to Metal Storm that:

(a)	he has not, and has not authorised or permitted any other person, to charge, assign, licence, encumber or grant any interest in the IP Rights referred to in this clause 5; and

(b)	any copyright works created by O’Dwyer in the course of providing any services to Metal Storm are original works which are not copied wholly or substantially from any other works.

6	Confidentiality

6.1	Acknowledgement

O’Dwyer acknowledges that all Confidential Information is the sole and exclusive property of Metal Storm.

6.2	Confidentiality

O’Dwyer shall

(a)	within thirty Business Days after the Effective Date, deliver to Metal Storm all Confidential Information which is in a material form and in his possession, power or control;

(b)	within thirty Business Days after the Effective Date, certify to Metal Storm in writing that he has complied with paragraph (a), provided that, if O’Dwyer has not provided such certification within the period allowed, he shall be deemed to have provided it on the next Business Day after that period;

(c)	keep confidential any Confidential Information;

(d)	not disclose any Confidential Information to any person at any time after the date of this document, except:

(i)	as required by law; or

(ii)	with the prior written consent of Metal Storm; and

(e)	not use any Confidential Information at any time after the date of this document for any purpose other than for the purpose of providing services to Metal Storm.

7	Restraint

7.1	Restraint

O’Dwyer agrees that he will not, directly or indirectly or through interposed entities, in any capacity including on his own account or in partnership or joint venture with any other person or as trustee or agent:

(a)	perform, undertake, carry on, or be concerned or engaged in; or

(b)	in any way be interested in (whether as lender, investor, shareholder, unit-holder, beneficiary or otherwise); or

(c)	provide services in relation to (whether as an authorised representative, employee, consultant, adviser or otherwise),

a Restrained Activity during the Restraint Period in the Restraint Area, without the prior written consent of Metal Storm (which may be granted, granted on conditions, or withheld at Metal Storm’s complete discretion).

7.2	Construction of restraint clause

In relation to the restraint referred to in clause 7.1, O’Dwyer acknowledges and agrees that:

(a)	that clause shall be construed and have effect as if it was a number of separate sub-clauses which results from combining its text with each separate period, activity and area comprising the Restraint Period, Restrained Activity and Restraint Area respectively, to the intent that each resulting combination will be severable from each other such resulting combination and that, if any of the resulting combinations shall be invalid or unenforceable for any reason, such invalidity or unenforceability shall not prejudice or in any way affect the validity or enforceability of any other such resulting combination. The resulting combinations are cumulative and not alternatives;

(b)	each and every restriction in those clauses constitutes an independent and separate restriction, severally enforceable as such; and

(c)	the restraint is fair and reasonable to protect the legitimate interests of Metal Storm and its Related Bodies Corporate, in light of:

(i)	the consideration to be paid by Metal Storm to O’Dwyer pursuant to this agreement;

(ii)	O’Dwyer’s shareholding in Metal Storm; and

(iii)	O’Dwyer’s expressed intention not to work in the Technical Field at any time in the future (except for the benefit of Metal Storm).

7.3	Exception

This clause 7 does not prohibit O’Dwyer (whether directly or through nominees) from holding shares in Metal Storm.

7.4	No adverse public statements

O’Dwyer shall not make any public statement which, in his reasonable opinion, is adverse to the interests of Metal Storm.

8	Acknowledgement

O’Dwyer acknowledges that clauses 3, 4, 5 and 6 of this document are reasonable for the protection of the Confidential Information, IP Rights, goodwill and trade connection of Metal Storm.

9	Availability of injunction proceedings

O’Dwyer acknowledges that any breach of any of clauses 3, 4, 5 or 6 of this document may not adequately be compensated by an award of damages, and will entitle Metal Storm, in addition to any other remedies available at law or in equity, to seek an injunction to restrain the commission of any breach or threatened breach.

10	Consideration

On the Effective Date, Metal Storm shall pay by cheque to O’Dwyer the sums of:

(i)	[$500,000] as a retirement benefit taking into account O’Dwyer’s past services rendered to Metal Storm and its Related Bodies Corporate; and

(ii)	AUD10.00 in consideration of the obligations and undertakings contained in clause 5 and clause 7.

11	Notices

11.1	General

A notice, demand, certification, process or other communication relating to this document must be in writing in English and may be given by an agent of the sender.

11.2	How to give a communication

In addition to any other lawful means, a communication may be given by being:

(a)	personally delivered;

(b)	left at the party’s current address for notices;

(c)	sent to the party’s current address for notices by pre-paid ordinary mail or, if the address is outside Australia, by pre-paid airmail; or

(d)	sent by fax to the party’s current fax number for notices.

11.3	Particulars for delivery of notices

(a)	The particulars for delivery of notices are initially as set out at page 1 of this document.

(b)	Each party may change its particulars for delivery of notices by notice to each other party.

11.4	Communications by post

Subject to clause 11.6, a communication is given if posted:

(a)	within Australia to an Australian address, three Business Days after posting; or

(b)	in any other case, ten Business Days after posting.

11.5	Communications by fax

Subject to clause 11.6, a communication is given if sent by fax, when the sender’s fax machine produces a report that the fax was sent in full to the addressee. That report is conclusive evidence that the addressee received the fax in full at the time indicated on that report.

11.6	After hours communications

If a communication is given:

(a)	after 5.00 pm in the place of receipt; or

(b)	on a day which is a Saturday, Sunday or bank or public holiday in the place of receipt,

it is taken as having been given at 9.00 am on the next day which is not a Saturday, Sunday or public holiday in that place.

11.7	Process service

Any process or other document relating to litigation, administrative or arbitral proceedings relating to this document may be served by any method contemplated by this clause 11 or in accordance with any applicable law.

12	General

12.1	GST

(a)	“GST Law” has the meaning given to that expression in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

(b)	Expressions used in this clause which are not defined, but which have a defined meaning in the GST Law, have the same meaning.

(c)	Unless otherwise expressly stated all consideration to be provided under this document is inclusive of GST.

(d)	A supplier will provide a recipient with a tax invoice in respect of any supply made by the supplier to the recipient under this document. The tax invoice shall be provided to the recipient before the recipient provides any consideration to the supplier under this document for the supply.

(e)	Where at any time an adjustment event arises in respect of any supply made by the supplier under this document, the supplier shall provide the recipient with an adjustment note in respect of the adjustment event as soon as practicable after the occurrence of the adjustment event.

12.2	Legal costs

Except as expressly stated otherwise in this document, each party must pay its own legal and other costs and expenses of negotiating, preparing, executing and performing its obligations under this document.

12.3	Amendment

This document may only be varied or replaced by a document executed by the parties.

12.4	Waiver and exercise of rights

(a)	A single or partial exercise or waiver by a party of a right relating to this document does not prevent any other exercise of that right or the exercise of any other right.

(b)	A party is not liable for any loss, cost or expense of any other party caused or contributed to by the waiver, exercise, attempted exercise, failure to exercise or delay in the exercise of a right.

12.5	Rights cumulative

Except as expressly stated otherwise in this document, the rights of a party under this document are cumulative and are in addition to any other rights of that party.

12.6	Consents

Except as expressly stated otherwise in this document, a party may conditionally or unconditionally give or withhold any consent to be given under this document and is not obliged to give its reasons for doing so.

12.7	Further steps

Each party must promptly do whatever any other party reasonably requires of it to give effect to this document and to perform its obligations under it.

12.8	Governing law and jurisdiction

(a)	This document is governed by and is to be construed in accordance with the laws applicable in Queensland.

(b)	Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Queensland and any courts which have jurisdiction to hear appeals from any of those courts and waives any right to object to any proceedings being brought in those courts.

12.9	Assignment

(a)	A party must not assign or deal with any right under this document without the prior written consent of the other parties.

(b)	Any purported dealing in breach of this clause is of no effect.

12.10	Liability

An obligation of two or more persons binds them separately and together.

12.11	Counterparts

This document may consist of a number of counterparts and, if so, the counterparts taken together constitute one document.

12.12	Entire understanding

(a)	This document contains the entire understanding between the parties as to the subject matter of this document.

(b)	All previous negotiations, understandings, representations, warranties, memoranda or commitments concerning the subject matter of this document are merged in and superseded by this document and are of no effect. No party is liable to any other party in respect of those matters.

(c)	No oral explanation or information provided by any party to another:

(i)	affects the meaning or interpretation of this document; or

(ii)	constitutes any collateral agreement, warranty or understanding between any of the parties.

12.13	Relationship of parties

This document is not intended to create a partnership, joint venture or agency relationship between the parties.

Schedule 1

ASSETS

(1)	Computer

(2)	HP Office Jet Printer/fax/Copier

(3)	Sony Dual Layer DvD Drive

(4)	Canon LIDE Scanner

(5)	Fellowes PS80C-2 Shredder

(6)	Brother 65 Label Maker

Executed as an agreement.

Executed by Metal Storm Ltd by its duly	)
appointed officer in the presence	)
of:	)
/s/ Andrew Mackenzie		/s/ James D. MacDonald

Witness		Officer

Andrew Mackenzie		James D. MacDonald

Name of Witness (print)		Name of Officer (print)

Executed by James Michael O’Dwyer in	)
the presence of:	)
)

/s/ Andrew Mackenzie		/s/ James Michael O’Dwyer

Witness		James Michael O’Dwyer

Andrew Mackenzie

Name of Witness (print)